Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Maryellen Thielen
(847) 402-5600

Allstate CEO Expands on Remarks on CNBC Interview

NORTHBROOK, Ill., October 31, 2012 – Allstate Chairman, President and Chief Executive Officer Thomas J. Wilson expanded on remarks he made this afternoon during an appearance on CNBC.

“It’s too early to estimate the impact of Hurricane Sandy on Allstate’s fourth quarter earnings,” he said. “However, this catastrophe is not expected to have a material impact on Allstate’s overall financial condition. Allstate is amply well-capitalized to meet its obligations to policyholders.”

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about the effect of claims resulting from Hurricane Sandy on our results of operations for the fourth quarter of 2012 and on our financial position.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the following risk factors:

•                  Our policyholders’ ability to report and our ability to adjust claims have been and will be impeded by the extent of the devastation caused by the storm and the number of areas affected.

•                  It is particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.

•                  Our estimate for the ultimate costs of repairs may not prove to be correct because of increased demand for services and supplies in the areas affected by the storm.

We undertake no obligation to publicly correct or update any forward-looking statements.

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